Exhibit 99.1

NEXMED RECEIVES FDA RESPONSE FOR ED PRODUCT

-Management Conference Call on Wednesday, 7/23/08 at 8:30 a.m.-

East Windsor, NJ, July 22, 2008 — NexMed, Inc. (Nasdaq: NEXM), today announced the receipt of a non approvable letter from the U.S. Food and Drug Administration (FDA) in response to its New Drug Application (NDA) for its topical treatment for erectile dysfunction (ED). The major regulatory issues raised by the FDA were related to the results of the transgenic mouse carcinogenicity study which NexMed completed in 2002.

Commenting on today’s announcement, Vivian Liu, President and Chief Executive Officer of NexMed said, “The transgenic mouse concern raised by the FDA is product specific, and does not affect the dermatological products in our pipeline. While we are disappointed by the FDA’s decision, the deficiencies cited in their letter were not unexpected. One positive outcome is the fact that the FDA did not cite the lack of completion of our long term open label safety study as a deficiency. We are encouraged that we do not need to redo this study, which would have taken up to 18 months to complete and at a substantial cost.”

Hem Pandya, Vice President and Chief Operating Officer of NexMed added, “We remain committed to bringing our ED product to market, where there is a real demand from both patients and the urology community at large. As such, we plan to meet with the FDA and come to agreement on the necessary actions required in order to resubmit our NDA and resolve the deficiencies cited.” Mr. Pandya further added, “We will also submit to the Agency final reports for two new, two-year carcinogenicity studies in both mice and rats, which were identified in the FDA’s letter as part of the information package needed to resolve the major deficiencies cited.”

Conference Call
NexMed will host a conference call to discuss the non-approvable letter on Wednesday, July 23, 2008, at 8:30 am EST. The call can be accessed in the U.S. by dialing 877-407-9205 and outside of the U.S. by dialing 201-689-8054 and asking the conference operator for the NexMed Conference Call. The teleconference replay is available for one week by dialing in the U.S. 877-660-6853 and outside of the U.S. by dialing 201-612-7415. Replay pass codes 286 and 292154 are both required for playback. The conference call will also be Webcast live at URL http://www.investorcalendar.com/IC/CEPage.asp?ID=132337. The Webcast replay will be available for three months.

About NexMed
NexMed, Inc. is leveraging its proprietary NexACT drug delivery technology to develop innovative topical pharmaceutical products that address unmet medical needs. Novartis is completing pivotal Phase 3 trials for NexMed’s NM100060, a novel onychomycosis treatment exclusively licensed to Novartis. In November 2007, the Company signed a U.S. licensing agreement for the ED Product with Warner Chilcott. NexMed's pipeline also includes a Phase 2 treatment for female sexual arousal disorder and an early stage treatment for psoriasis. For further information about NexMed, go to www.nexmed.com.

Statements under the Private Securities Litigation Reform Act: with the exception of the historical information contained in this release, the matters described herein contain forward-looking statements that involve risks and uncertainties that may individually or mutually impact the matters herein described, including, but not limited to, obtaining regulatory approval for its products under development, entering into partnering agreements, pursuing growth opportunities, and/or other factors, some of which are outside the control of the Company. # # #

Company Contact:	Investor Relations:
Mark Westgate, CFO	Paula Schwartz
NexMed, Inc.	Rx Communications Group, LLC
(609) 371-8123, ext: 159	(917) 322-2216
mwestgate@nexmed.com	pschwartz@rxir.com